UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2017

(Exact name of registrant as specified in its charter)

Kentucky (State of incorporation)	001-33998 (Commission file number)	61-0156015 (IRS Employer Identification No.)

600 North Hurstbourne Parkway, Suite 400, Louisville, Kentucky 40222
(Address of principal executive offices)
(Zip Code)

(502) 636-4400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01    Entry into a Material Definitive Agreement.
On November 29, 2017, Churchill Downs Incorporated, a Kentucky corporation (the “Company”), entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) to sell its mobile gaming subsidiary, Big Fish Games, Inc., a Washington corporation (“Big Fish”), to Aristocrat Technologies, Inc., a Nevada corporation (the “Purchaser”), an indirect, wholly owned subsidiary of Aristocrat Leisure Limited, an Australian corporation (the “Transaction”). The Purchase Agreement provides that the Purchaser will pay at closing an aggregate consideration of US$990 million in cash to acquire Big Fish, subject to adjustment at closing for working capital and indebtedness and certain other adjustments as set forth in the Purchase Agreement.
The Purchase Agreement contains representations, warranties and covenants by the Company, Big Fish and the Purchaser. The representations and warranties of each party have been made solely for the benefit of the other parties to the Purchase Agreement and may not be relied upon by any other persons (except to the extent expressly provided by the terms of the Purchase Agreement). In addition, the representations and warranties (i) have been qualified by a disclosure letter that the parties have delivered in connection with the execution of the Purchase Agreement, (ii) are subject to materiality standards set forth in, and established by, the Purchase Agreement, which may differ from materiality standards used in other contexts or by other persons and (iii) were made as of specific dates. Representations and warranties may be used for diligence purposes, to allocate risk among parties or to determine whether closing conditions have been satisfied or require waiver. Information regarding a party may also change after the date on which the representations and warranties were made. As a result, reference solely to the representations and warranties of a party outside the context of the disclosure schedules, and without reference to, or knowledge of, other qualifications or limitations set forth in the Purchase Agreement, should not necessarily be considered a statement of fact, current or prospective, about that party.
The Purchase Agreement also contains various indemnities of the Company and the Purchaser, including indemnification obligations related to the breach of representations, warranties and covenants contained in the Purchase Agreement. The consummation of the Transaction is subject to receipt of regulatory approvals and other customary closing conditions. The Transaction is expected to close in the first quarter of 2018, subject to the satisfaction or waiver of such closing conditions.
Either the Company or the Purchaser may terminate the Purchase Agreement if the closing has not occurred on or prior to February 27, 2018, subject to extension to August 26, 2018 if any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not been terminated or expired, and in certain other circumstances.
Pursuant to the terms of the Purchase Agreement, the Company has agreed that (i) for a period of four years following the closing of the Transaction, it will not engage in the business conducted by Big Fish and (ii) for a period of three years following of the Transaction, it will not solicit Big Fish employees, in each case subject to certain exceptions.
There are no material relationships between the Company or its affiliates and the Purchaser, other than with respect to the transaction described herein.
The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 8.01    Other Events.
On November 29, 2017, the Company issued a press release announcing the Transaction. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01    Financial Statement and Exhibits.

	(d)	Exhibits

	2.1*	Stock Purchase Agreement, dated as of November 29, 2017, by and among Aristocrat Technologies., Churchill Downs Incorporated and Big Fish Games, Inc.

	99.1	Press release dated November 29, 2017

*
The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

CHURCHILL DOWNS INCORPORATED
November 29, 2017	/s/ Marcia A. Dall
By: Marcia A. Dall
Title: Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)